FOR IMMEDIATE RELEASE

April 6, 2016

PCSV Thrust announces may 20th product launch date

PCS Edventures!’ Thrust-UAV Flagship Product, the Riot, debuts in Covington, Virginia.

Boise, Idaho, April 6, 2016 -- PCS Edventures!.com, Inc., (PCSV) a leading provider of K-12 Science, Technology, Engineering and Mathematics (STEM) programs, today announced May 20th as the official launch date for the Riot, the flagship first person view (FPV) racing drone from Thrust-UAV, the Edventures! drone division.

The launch event takes place in Covington, Virginia, the location for the Stone Blue Airline Flying Circus where hundreds of FPV pilots, major distributors, and resellers for FPV drone racing equipment will be attending.

Joe Egusquiza, Thrust-UAV business manager said “We have been busy setting up manufacturing, refining and prototyping, flying, and testing and we now have a clear path towards a market launch. We are thrilled it’s at the Flying Circus in partnership with Stone Blue Airlines, a leader in the FPV space. It’s going to be a phenomenal event!”

Jeremiah Guelzo, Owner of Stone Blue Airlines, said of the event, “Thrust-UAV is a major sponsor for the Festival, and we’re naming the underground multirotor event after the Riot – this race is going to be the Riot Underground! This event will be the single largest FPV racing event on the East coast this year, and we’re excited to have the Riot product launch happening right in the middle of it!”

“In the last two years, FPV (first-person-view) drones have soared in popularity. And FPV racing is fast becoming a spectator sport at events across the globe and in competitions online.”

-- WSJ 2/25/2016

Clocked at greater than 100 MPH, the Riot is a high-performance racing drone that was designed and developed last year by Thrust-UAV for FPV racing enthusiasts world-wide. Since its inception it has flown in major competitions around the world including, most recently, the World Drone Prix held in Dubai. Now, the Riot 250R-Pro, an improved design with an integrated flight control system, translucent racing skirt, addressable LEDs, and other enhancements is being released in an almost ready to fly (ARTF) retail package that will meet the needs of this fast-growing drone market segment. ARTF means new pilots will not need to face the daunting task of sourcing and assembling components to join the ranks of FPV fliers. Off-the-shelf customers will be able to access a ruggedized, high-performance, tuned, and tested system that can enter into high stakes FPV races immediately.

EJ Duarte, Director of R&D for Thrust-UAV stated “The day of the Riot is coming like a freight train to the racing market and the entire design team is excited to see it coming off the assembly line ready to compete. This event in Virginia is going to be a huge thrill for all of us since we’ll be flying, meeting with pilots, and showing this product to a number of distributors and resellers. May 20th is a red-letter day for all of us at Thrust-UAV!”

PCS Edventures (OTCQB:PCSV) acquired Thrust-UAV, a drone company specializing in high-performance FPV racing drones in February of 2016 and since the acquisition has announced two major projects related to spin-off technology generated from the division. FPV racing requires engineers to push the performance envelope of software, hardware, and power to be able to compete effectively and the result is continually improved technology applicable to many areas. The launch of the Riot is the third major product announcement from the Thrust-UAV division in less than 60 days from opening the business group. PCS Edventures educators are working in parallel to the retail team to create an educational package for the after-school and in-school market that will bring the thrill of FPV to science, technology, engineering, and math (STEM) education. They are calling it STEM at 100MPH!

About Thrust UAV

Thrust-UAV is owned and operated by PCS Edventures! focusing on creating innovative, cutting-edge technology solutions for the exploding FPV drone racing market. Thrust-UAV monetizes these innovative technology solutions through the production of racing drones and precision, high-performance electronic modules applicable to many industries.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCQB: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information is available at http://www.edventures.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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